                                                                    EXHIBIT 10.7

     A REQUEST FOR CONFIDENTIAL TREATMENT HAS BEEN FILED WITH THE COMMISSION WITH RESPECT TO PORTIONS OF THIS EXHIBIT AND SUCH PORTIONS HAVE THEREFORE BEEN OMITTED, AS INDICATED BY A BRACKETED ASTERISK [*], AND FILED SEPARATELY
WITH THE COMMISSION.

                              LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this "AGREEMENT") is entered into as of June 18, 1998 by and between DISNEY ENTERPRISES, INC., a Delaware corporation ("LICENSOR") that is a wholly-owned subsidiary of THE WALT DISNEY COMPANY, a Delaware corporation ("TWDC") and INFOSEEK CORPORATION, a California corporation ("LICENSEE"); provided that this Agreement shall only become effective upon the Effective Time, as defined in and pursuant to that certain Agreement and Plan of Reorganization, of even date herewith, by and among Licensee, Infoseek Corporation, a Delaware corporation, Starwave Corporation., a Washington corporation, and Licensor, and shall cease and be of no further force and effect in the event that the Effective Time does not occur; and each of the parties hereto agrees not to terminate, amend or otherwise alter this Agreement or waive any of its rights hereunder at any time prior to immediately following the Effective Time.

                                   RECITALS

1. Pursuant to an agreement and plan of reorganization and merger and a stock and warrant purchase agreement, each dated as of the date hereof (collectively, the "ACQUISITION AGREEMENTS," Licensor and TWDC agreed to acquire approximately a 43% interest in the outstanding voting equity of Licensee, subject to the terms and conditions set forth in the Acquisition Agreements."

2. In connection with the execution of the Acquisition Agreements, Licensee desires to develop the Portal Products (as defined below) and license the Licensor Properties (as defined below) for use in and associated with the Portal Products and Licensor desires to license the Licensor Properties for such uses, on the terms and conditions specified herein.

3. Pursuant to a product management agreement, dated as of the date hereof (the "PRODUCT MANAGEMENT AGREEMENT"), Licensor and Licensee agreed to a mechanism for the management and governance of the Portal Products.

4. In the event of a termination of this Agreement in accordance with its terms, Licensee has agreed to license to Licensor, and Licensor agrees to license from Licensee, the Licensee Technology (as defined below) for the purposes set forth below.

NOW, THEREFORE, in consideration of the agreements set forth herein, the parties hereto agree as follows:

1.   CERTAIN DEFINITIONS.

     For purposes of this Agreement, the following terms have the indicated meanings:

     1.1. "ADVISORY COMMITTEE" means the committee currently comprised of the Licensor Representative and the Licensee Representative, as set forth in the Product Management Agreement.

     1.2. "AFFILIATE" means with respect to any person, any person directly or indirectly through one or more intermediaries controlling, controlled by or under common control with such person. For purposes of this Section 1.2, "CONTROL" shall mean ownership or control, directly or indirectly, of at least 50% of the outstanding stock or other voting rights entitled to elect directors or if the person is not a corporation, the corresponding managing authority. Notwithstanding the foregoing, in no event will Licensee be considered an Affiliate of Licensor nor will Licensor be considered an Affiliate of Licensee.

     1.3. "BROADBAND PRODUCTS" means programming that requires transmission at data rates which would enable real time, full screen, full motion video at equal to or better than NTSC broadcast resolution. Programming that does not require transmission at such data rates but which is nevertheless transmitted at such data rates is not considered to be "Broadband Products" for the purposes of this definition.

     1.4. "CONSUMER AND COMMERCIAL PRODUCTS" means goods and services that are based on, incorporate or display the Licensor Properties, other than the Portal Products. Examples of Consumer and Commercial Products include, without limitation, hats and t-shirts; publications and TV shows.

     1.5. "DERIVATIVE WORK" means: (A) without limitation, any computer program, work product, service, improvement, supplement, modification, alteration, addition, revision, enhancement, new version, new edition, remake, sequel, translation, adaptation, design, plot, theme, character, story line, concept, scene, audio-visual display, interface element or aspect, in any medium, format, use or form whatsoever, whether interactive or linear and whether now known or unknown, that is derived in any manner, directly or indirectly, from any Licensor Property, or any part or aspect thereof, or that uses or incorporates any Licensor Property, or any part or aspect thereof; (B) any "derivative work" of any Licensor Property, or any part or aspect thereof, as defined in the Copyright Law of the U.S., Title 17 U.S.C. (S) 101 et seq. (the "COPYRIGHT LAW"); and (C) any material or documentation related to any of the foregoing.

     1.6. "INTELLECTUAL PROPERTY RIGHTS" means any and all (by whatever name or term known or designated) tangible and intangible and now known or hereafter existing (A) rights associated with works of authorship throughout the universe, including but not limited to copyrights (including without limitation the sole and exclusive right to prepare "derivative works" (as defined in the Copyright
Law) of the copyrighted work and to copy, manufacture, reproduce, distribute copies of, modify, publicly perform and publicly display the copyrighted work and all derivative works thereof), moral rights (including without limitation any right to identification of authorship and any limitation on subsequent modification) and mask-works, (B) rights in and relating to the protection of trademarks, service marks, trade names, goodwill, rights in packaging, rights of publicity and privacy, merchandising rights, advertising rights and similar rights, (C) rights in and relating to the protection of trade secrets and confidential information, (D) patents, designs, algorithms and other industrial property rights and rights associated therewith,
(E) Web addresses, sites, and domain names, (F) other intellectual and industrial property and proprietary rights (of every kind and nature throughout the universe and however designated) relating to intangible property that are analogous to any of the foregoing rights (including without limitation logos, character rights, "rental" rights and rights to remuneration), whether arising by operation of law, contract, license or otherwise, (G) registrations, applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter in force throughout the universe (including without limitation rights in any of the foregoing), and (H) rights in and relating to the sole and exclusive possession, ownership and use of any of the foregoing throughout the universe, including without limitation the right to license and sublicense, franchise, assign, pledge, mortgage, sell, transfer, convey, grant, gift over, divide, partition and use (or not use) in any way any of the foregoing now or hereafter (including without limitation any claims and causes of action of any kind with respect to, and any other rights relating to the enforcement of, any of the foregoing).

     1.7. "LAWS" mean any and all applicable laws, rules and regulations, including, but not limited to, local and national laws, rules and regulations, and treaties pertaining to any of Licensee's activities in connection with this Agreement.

     1.8.  "LICENSEE AFFILIATES" means Licensee and all of its Affiliates.

     1.9. "LICENSEE REPRESENTATIVE" means the representative of Licensee on the Advisory Committee.

     1.10. "LICENSEE TECHNOLOGY" means all proprietary computer systems, computer software (including all source code, object code, firmware, development tools, files, records and data and all media on which any of the foregoing is recorded), and all techniques, methods, applications and other technology that Licensee owns, Controls or acquires, to the extent utilized within or for the development, production, operation or distribution of the Portal Products during the term hereof. For the purposes of this Section 1.10, "CONTROL" means the ability to grant the licenses set forth herein without payment of royalties or other consideration to third parties. In the event that any technology would be considered to be Licensee Technology but for the obligation of the Licensee to pay royalties or other consideration to a third party, then Licensor shall have the right, at its option, to pay such royalties or other consideration and include such technology in the definition of Licensee Technology.

     1.11. "LICENSOR AFFILIATES" means Licensor and all of its Affiliates.

     1.12. "LICENSOR COMPETITOR" means Dream Works, Time Warner, Comcast, News Corp., Viacom, Sony, Seagrams/Universal, MGM, CBS, NBC, TCI, USA Networks, AOL, Microsoft, Yahoo, Excite, Lycos and CNET, and their respective Affiliates and successors.

     1.13. "LICENSOR PROPERTIES" means (i) the brands, names, logos, trademarks and service marks used in the Portal Products, (ii) the specifications (both functional and design-oriented) and user interface mock-ups, prototype development work, market research and business development planning work and materials prepared by Starwave Corporation on a work-for-hire basis for Licensor prior to the Effective Time, (iii) all URLs and other Web addresses, sites and domain names owned, licensed or applied for, from time to time, by or on behalf of Licensor for use in the Portal Products or otherwise used in the operation of the Portal Products, and (iv) the copyrights in the design of all the Portal Products user interfaces, and "derivative works" thereof, as defined in the Copyright Law, prepared by or on behalf of Licensor or Licensee during the term of this Agreement; provided, that Licensee brands, URLs and other Web addresses, sites and domain names, names, trademarks, service marks and other marks existing as of the date first written above and third party brands, URLs and other Web addresses, sites and domain names, names, trademarks, service marks and other marks shall not be considered to be Licensor Properties.

     1.14. "LICENSOR REPRESENTATIVE" means the representative of Licensor on the Advisory Committee.

     1.15. "PORTAL PRODUCTS" means the internet portal service to be named "Go Networks," or another name mutually agreed by the parties, to be developed and produced by Licensee utilizing the Licensor Properties, including but not limited to all channels, sub-channels, sections, sites, features, services, utilities and applications relating thereto; provided, however, that "Portal Products" shall not in any event include Broadband Products or Consumer and Commercial Products.

     1.16. "PROMOTIONAL SERVICE AGREEMENT" has the meaning specified in the Recitals.

     1.17. "STANDARDS" means the standards and practices for content and advertising materials that appear on, or are reachable by direct links from, the Portal Products but excluding directory listings and search results that direct a viewer outside the Portal Products, as such standards and practices are agreed to between Licensee and Licensor pursuant to the Product Management Agreement, as amended or modified from time to time in accordance with the Product Management Agreement.

     1.18. "VENTURES" means ESPN/Starwave Partners, a New York General Partnership (or its successor) and ABCNews/Starwave Partners, a New York General Partnership (or its successor).

2.   TERM.

     The term of this Agreement shall commence as of the Effective Time and shall continue in perpetuity, unless terminated earlier in accordance with
Section 10 hereof (the "TERM").

3.   GRANT OF RIGHTS BY LICENSOR.

     Licensor grants to Licensee the exclusive (subject to Section 5 hereof), perpetual (subject to Section 10 hereof), worldwide, irrevocable (except as expressly set forth in Section 10.1), sublicensable (subject to Section 4 hereof) right and license to utilize, reproduce, distribute, and otherwise exploit (i) the Licensor Properties, (ii) Derivative Works of the Licensor Properties and (iii) any modifications or improvements to the Licensor Properties, in the development, operation, production, marketing, promotion, distribution, sale, license and other exploitation of the Portal Products; and to (whether by Licensee or by a third party on behalf of Licensee) modify, improve and prepare Derivative Works of, incorporating or based upon the Licensor Properties. The right to distribute includes without limitation the right to sell, market, transmit by any means whether now known or hereafter devised, display, advertise and otherwise promote the Portal Products in accordance with and subject to the terms and conditions of this Agreement. In addition, for so long as the Product Management Agreement is in effect, the foregoing license rights shall also be subject to the terms and conditions of the Product Management Agreement. Licensee acknowledges and agrees that the license granted under this Section 3 is limited to the Portal Products as specifically defined in Section 1.15 and does not grant Licensee any rights or licenses with respect to any other products or services. All rights not specifically, expressly and/or exclusively granted by Licensor to Licensee are hereby reserved by Licensor.

4.   SUBLICENSE RIGHTS.

     Licensee may sublicense any and all of the rights and licenses granted in
Section 3 above with respect to the Licensor Properties to the extent necessary or convenient, as reasonably determined by the Licensee Representative after consultation with the Licensor Representative. Licensee acknowledges and agrees that this Section 4 is intended to permit Licensee to sublicense the Licensor Properties solely for the Portal Products as specifically defined in Section
1.15 above and does not grant Licensee any rights or licenses with respect to any other products or services. Notwithstanding the foregoing, (a) Licensee shall not sublicense all or any part of the Licensor Properties to any Licensor Competitor, and (b) Licensee shall require, as a condition to any permissible sublicense, that each sublicensee shall be made aware of, and agree in writing to comply with, the Standards as well as Licensor's Code of Conduct for licensees, a copy of which is attached as Exhibit A hereto. Notwithstanding the foregoing provisions of this Section 4, nothing in this Agreement will restrict Licensee, without the consent of Licensor, from placing links that incorporate Licensor Properties on any and all third party internet and intranet sites, which links permit users to connect to the Portal Products from third-party sites, subject to compliance by any such third party, as required by Licensor, with the Standards.

5.   LICENSOR RIGHTS TO LICENSOR PROPERTIES.

     Licensor shall not, and shall not appoint, permit or license any third party (including but not limited to Affiliates of the Licensor) to, use or otherwise exploit the Licensor Properties for any purpose without the prior written consent of Licensee; provided, however, that such consent shall not be unreasonably withheld if such use (a) is not competitive with the Portal Products or any other products or services then offered by Licensee or any of its Affiliates or the Ventures or anticipated to be offered by Licensee set forth in the Annual Business Plan and Budget for the Portal Products, or (b) would not otherwise be reasonably expected to have an adverse impact on the business of the Portal Products, in each case, as reasonably determined by the Licensee Representative in good faith, upon consultation with the Licensor Representative. The parties agree that, without limiting the generality of the foregoing, any internet portal service in any other county or region is competitive with the Portal Products.

6.   ROYALTIES AND PAYMENTS.

     6.1  LICENSEE ROYALTIES.

     (A) As used in this Section 6, the following words have the following meanings. (i) "GOODS" means goods, securities, data, software, information or other services other than Consumer and Commercial Products. (ii) "EXCLUDED BUSINESSES" means Licensee's software sales and related services (such as maintenance, support and training) and services that are unrelated to the Portal Products (such as Web hosting). By way of example, sales of Licensee's Ultraseek software product and related services are Excluded Businesses. (iii) "LICENSEE NET REVENUE" means one-half (1/2) of the following: Licensee's revenue, less the Licensee Revenue Exclusions and less the following deductions: (a) advertising commissions; (b) credit card charges; (c) customs duties and taxes other than taxes based upon Licensee=s income (e.g., sales, excise, withholding, and value-added taxes); and (d) discounts, rebates, returns or credits, freight, insurance, packaging, and other shipment expenses. In addition, in the event that Licensee collects revenue with respect to the sale, license or other distribution of Goods offered over the Portal Products as an agent or distributor for the vendor, only the distributor or agency fee or commission shall be included in the definition for "Licensee Net Revenue". (iv) "LICENSEE REVENUE EXCLUSIONS" means (a) revenue attributable to Excluded Businesses, (b) Licensor Royalties paid to Licensee under Section 6.2, and (c) any and all revenue derived under each of the Partnership Agreements and the Management and Services Agreements for the Ventures, including but not limited to revenue derived from the Representation Agreements entered into between each of the Ventures and Starwave Corporation. (v) "LICENSOR LICENSE REVENUE" means any license fees and royalties received by Licensor to the extent attributable to licensing of Consumer and Commercial Products. (vi) "LICENSOR NET REVENUE" means revenue (other than Licensor License Revenue) received by Licensor to the extent attributable to any Consumer and Commercial Products, less the following deductions: (a) advertising commissions; (b) credit card charges; (c) customs duties and taxes other than taxes based upon Licensor's income (e.g., sales, excise, withholding, and value-added taxes); and (d) discounts, rebates, returns or credits, freight, insurance, packaging, and other shipment expenses.

     (B) As payment for the rights granted by Licensor hereunder, Licensee shall pay Licensor royalties (the "LICENSEE ROYALTIES") equal to two percent (2%) of Licensee Net Revenue in any fiscal year.

     (C) Notwithstanding the foregoing provisions of this Section 6, (i) Licensee shall not be obligated to pay Licensor any Licensee Royalties and Licensee Royalties shall not be earned or accrued until the completion of the first full Licensee fiscal year in which there are positive earnings before interest, taxes and amortization ("EBITA") excluding EBITA attributable to Licensee Revenue Exclusions, and (ii) Licensee Royalty payments in any fiscal year shall not exceed fifteen percent (15%) of EBITA in such fiscal year excluding EBITA attributable to Licensee Revenue Exclusions.

     6.2  LICENSOR ROYALTIES.   If Licensor produces or sublicenses the
production of Consumer and Commercial Products under the terms of this Agreement, Licensor shall pay Licensee royalties ("LICENSOR ROYALTIES) equal to a percentage of the Licensor Net Revenue and Licensor License Revenue in any fiscal year attributable to any Consumer and Commercial Products as follows.
For Licensor Net Revenue, the percentage shall be (i) [*] for Consumer and Commercial Products that are sold or distributed through the Portal Products and
(ii) [*] for Consumer and Commercial Products that are sold or distributed by any other means. For Licensor License Revenue, the percentage shall be [*] for Consumer and Commercial Products that are sold or distributed through the Portal Products and [*] for Consumer and Commercial Products that are sold or distributed by any other means. An example of a calculation of Licensor Royalties under this Section 6.2 is set forth in Exhibit C.

     6.3  PAYMENT.

     (A) Licensee Royalties for a fiscal year are due and payable to Licensor within forty-five (45) days after the end of such fiscal year.

     (B) Licensor Royalties for a fiscal year are due and payable to Licensee within forty-five (45) days after the end of such fiscal year.


     6.4  PAYMENT FORMS/TAXES.   All payments due to Licensor hereunder shall be
made by wire transfer to an account notified to Licensee. Licensor shall be responsible for any and all taxes that are payable with respect to payments made to Licensor hereunder and Licensor shall indemnify and hold harmless Licensee from and against all damages, costs, losses, liabilities and expenses arising out of or relating to nonpayment of such taxes. All payments due to Licensee hereunder shall be made by wire transfer to an account notified to Licensor. Licensee shall be responsible for any and all taxes that are payable with respect to payments made to Licensor hereunder and Licensor shall indemnify and hold harmless Licensee from and against all damages, costs, losses, liabilities and expenses arising out of or relating to nonpayment of such taxes.

     6.5 PERIODIC STATEMENTS. Licensee shall deliver to Licensor, within forty-five (45) days after the end of each calendar quarter of the Term, income statements for the Portal Products for the prior calendar quarter (that reflect the calculation of Licensee Net Revenue), together with royalty reports and traffic reports for such quarter. In addition, in each twelve (12) month period during the Term, Licensee shall provide Licensor with a statement signed by Licensee's external auditors certifying the accuracy of all royalty reports provided hereunder. Licensor shall deliver to Licensee, within forty-five (45) days after the end of each calendar quarter of the Term, income statements for any Consumer and Commercial Products for the prior calendar quarter (that reflect the calculation of Licensor Net Revenue and Licensor License Revenue), together with royalty reports for such quarter. In addition, in each twelve (12) month period during the Term, Licensor shall provide Licensee with a statement signed by Licensor's external auditors certifying the accuracy of all royalty reports provided hereunder.

     6.6  AUDITS.  Each party (the "Payor Party") agrees to retain, for three
(3) years after the Term, accurate records of all transactions relating to this Agreement. No more than one time in any twelve (12) month period, during the Term and for a period of three (3) years thereafter, the other party (the "Payee Party") shall have the right, during the Payor Party's normal business hours upon at least fifteen (15) business days prior notice to the Payor Party, to have an independent auditor mutually agreed upon by the parties examine and make extracts of all such records that relate to the revenue of the products subject to Royalties hereunder, subject to reasonable confidentiality protections with respect to information disclosed by the Payor Party. If any audit pursuant to this Section 6.6 detects a shortfall in calculation of Royalties paid to the Payee Party, the Payee Party shall pay interest, at a rate of ten percent (10%) per annum (or, if less, the maximum rate permitted by law) from the date due, on any unpaid amount. In addition, if in an audit of the Payee Party's records it is determined that there is a shortfall of ten percent (10%) or more in the amount of Royalties for the period which is the subject of such audit, the Payor Party shall reimburse the Payee Party for reasonable out-of-pocket costs of the audit and any overpayment discovered in the course of such audit shall be refunded by the Payee Party to the Payor Party.

7.   OWNERSHIP OF PROPRIETARY RIGHTS.

     7.1 LICENSOR OWNERSHIP. Licensee acknowledges that, except for the license expressly granted in this Agreement, Licensee has not acquired and will not acquire any right, interest or title to the Licensor Properties by reason of this Agreement or through the exercise of any rights in the Licensor Properties granted to Licensee hereunder. Licensee further acknowledges that all proprietary rights in the Licensor Properties and the good will associated therewith are solely owned by and belong to Licensor, and that all additional goodwill associated with the Licensor Properties created through the use thereof by Licensee shall inure to the sole benefit of Licensor. As between Licensor and Licensee and its permitted sublicensees, Licensor shall be considered the creator of the Licensor Properties, and all rights in the Licensor Properties shall be the property of Licensor. In addition, Licensee hereby grants, assigns and conveys to Licensor any and all rights Licensee may now have or may be deemed to have in the future with respect to the Licensor Properties, or any portion thereof. Licensee agrees not to register or attempt to register any brand, names, marks, or other elements of the Licensor Properties as a trademark, service mark, Internet domain name, trade name, or any similar trademarks or name, with any domestic or foreign governmental or quasi-governmental authority which would be likely to cause confusion with any of the Licensor Properties.

     7.2 LICENSEE OWNERSHIP. Licensor shall not acquire any right, interest, or title to the Licensee Technology or any derivative works thereof (as defined in the Copyright Law) through the exercise of any rights granted to Licensor hereunder. As between Licensee and Licensor, Licensee shall be considered the creator of the Licensee Technology and such derivative works, and all rights in the Licensee Technology and such derivative works, including without limitation the copyrights in and to the Licensee Technology and such derivative works, shall be the property of Licensee. In addition, Licensor hereby grants, assigns and conveys to Licensee any and all rights Licensor may now have or may be deemed to have in the future with respect to the Licensee Technology and such derivative works, including without limitation, any copyright to the Licensee Technology and such derivative works, or any portion thereof.

8.   PROTECTION OF PROPRIETARY RIGHTS.

     8.1. CONTROL MEASURES. Each party shall implement adequate control measures to protect Licensor's Intellectual Property Rights and to cooperate in the other party's efforts to protect such Intellectual Property Rights. Neither party shall commit any act or omit to take any act or permit any act to be taken or not to be taken that would cause any of the Licensor Properties to vest in the public domain anywhere in the United States and Canada.

     8.2. MARKS AND NOTICES. Licensee shall use all brands, names and marks included within the Licensor Properties in the form stipulated by Licensor, and shall include such trademark and copyright notices as Licensor may request in connection with Licensee's use of the Licensor Properties hereunder, and Licensee shall place, as Licensor shall reasonably direct, such copyright and trademark notices within the Portal Products. Other than as set forth in this Agreement, Licensee shall make no use of the Licensor Properties or of any designation confusingly similar to any of the Licensor Properties without the prior written consent of Licensor.

     8.3. DISNEY. Except as set forth in this Agreement, neither Licensee nor any Licensee Affiliate or other party shall acquire any right under this Agreement to use, and Licensee shall not use, and shall not knowingly allow or assist any Licensee Affiliate or other party to use, (A) the name "Disney" (either alone or in conjunction with or as a part of any other word, name or phrase) or (B) any Licensor Property or any other fanciful character or design, any music or any Intellectual Property Right of any Licensor Affiliate (i) in any advertising, publicity or promotion or other disclosure, (ii) in any in-house publication, (iii) to express or imply any endorsement of the Portal Products, Licensee, or any of its products or services, or (iv) in any other manner or for any purpose whatsoever (whether or not similar to any of the foregoing).

     8.4  NOTICE OF INFRINGEMENT.   Each party shall promptly report to the
other party if an officer of such party becomes aware of (a) any infringement of any of such other party's Intellectual Property Rights by any third party, (b) any infringement by any such third party of any right granted hereunder and (c) any unauthorized copying or distribution of the Portal Products or any component thereof (including without limitation any artwork or music contained therein) by any third party.

     8.5  ENFORCEMENT.

     (A) Licensor shall have the right, in its discretion after consultation with Licensee, to maintain and enforce Licensor's Intellectual Property Rights in the Licensor Properties against third parties and to employ attorneys and institute and defend actions and proceedings and take any other appropriate steps to protect all of Licensor's rights and interests in and to the Licensor Properties and every portion thereof, at Licensor's expense. Licensor shall settle, compromise in good faith, or in any other manner dispose of any matter, claim, action or proceeding and satisfy any judgment that may be rendered in any manner as Licensor in its sole discretion may determine; provided, however, that Licensee shall have the right to participate in the defense and/or settlement of any such matter, claim, action or proceeding with counsel of its own choosing, at Licensee's expense, and Licensor shall not enter into any settlement which may require Licensee to admit liability or have an adverse impact on Licensee, without Licensee's prior written approval. Licensor shall have the right to recoup from any recovery its costs and expenses incurred in enforcing the Licensor Properties. Any remaining amounts after recoupment of such costs and expenses shall be divided equally between Licensee and Licensor within thirty
(30) days of receipt thereof. Licensee shall have the right to examine Licensor's records with respect to the computation of such costs and expenses and the amount of any recovery obtained by Licensor during Licensor's normal business hours upon fifteen (15) business days prior notice and subject to reasonable confidentiality protections for information disclosed.

     (B) In the event that Licensor informs Licensee of its election not to maintain or enforce Licensor's Intellectual Property Rights in the Licensor Properties against third parties, or fails to maintain or enforce such Intellectual Property Rights within a reasonable period of time after notification by Licensee of infringing activity and request by Licensee to do so, then Licensor agrees that Licensee shall have the right to employ attorneys and institute and defend actions and proceedings and take any other appropriate steps to protect all of Licensor's rights and interests in and to the Licensor Properties and every portion thereof, at Licensee's expense. Licensee shall settle, compromise in good faith or in any other manner dispose of any matter, claim, action or proceeding and satisfy any judgment that may be rendered in any manner as Licensee may determine after consultation with Licensor; provided, however, that Licensor shall have the right to participate in the defense and/or settlement of any such matter, claim, action or proceeding with counsel of its own choosing, at Licensor's expense, and Licensee shall not enter into any settlement which may require Licensor to admit liability or have an adverse impact on Licensor, without Licensor's prior written approval. Licensee shall have the right to recoup from any recovery its costs and expenses incurred in enforcing the Licensor Properties. Any remaining amounts after recoupment of such costs and expenses shall be divided equally between Licensee and Licensor within thirty
(30) days of receipt thereof. Licensor shall have the right to examine Licensee's records with respect to the computation of such costs and expenses and the amount of any recovery obtained by Licensee during Licensee's normal business hours upon fifteen (15) business days prior notice and subject to reasonable confidentiality protections for information disclosed. Licensor shall take all such actions as may be necessary or convenient under the laws of any jurisdiction to give Licensee the benefit of the rights granted in this Section 8.5(b), including the execution of documents and instruments and, if necessary, naming Licensor as a party in legal action.

     8.6. QUALITY. Licensee agrees to maintain a consistent level of quality of the Portal Products substantially equal to that found in Licensee's existing internet services, and further agrees to maintain a level of quality in connection with its use of the Licensor Properties that is consistent with general industry standards. Licensee acknowledges that Licensor shall periodically monitor Licensee's use of the Licensor Properties in connection with the Portal Products.

9.   REPRESENTATIONS, WARRANTIES, LIMITATIONS AND INDEMNIFICATION.

     9.1. REPRESENTATIONS AND WARRANTIES OF LICENSEE. Licensee represents and warrants that (A) it has the right, power and authority to enter into this Agreement and to fully perform its obligations under this Agreement; and (B) the making of this Agreement by it does not violate any agreement existing between it and any other person or entity.

     9.2. INDEMNIFICATION BY LICENSEE. Licensee shall defend, at its sole expense, any claim, suit or proceeding brought against Licensor by any third party (A) which if true would be any breach of any of the representations, warranties or agreements made by Licensee under this Agreement, or (B) a claim that the Licensee Technology when used as permitted in Exhibit A violates or infringes any copyright of any third party (each, a "LICENSOR CLAIM").
Licensee shall pay any damages and costs finally awarded against Licensor and/or any settlement amounts entered into with respect to such Licensor Claim; provided that (a) Licensor shall promptly notify Licensee of any Licensor Claim for which indemnification is sought pursuant to this Section 9.2 by Licensor and Licensee shall be provided with a copy of each communication, notice or other action relating to said claim; (b) Licensee shall have the right to assume sole authority to conduct the trial or settlement of such claim or any negotiations related thereto at Licensee's expense and (c) Licensor shall have provided Licensee with all information and assistance reasonably requested by Licensee in connection with such claim or suit. If it is adjudicatively determined, or if Licensee believes, that the Licensee Technology infringes any Intellectual Property Right, or if the license or use of the Licensee Technology, or any part thereof, is, as a result, enjoined, then Licensee may, at its election, option and expense: (i) replace the Licensee Technology or part thereof, with other noninfringing suitable technology; or
(ii) modify the Licensee Technology or part thereof to become noninfringing. Licensee will not be liable for any costs or expenses incurred without its prior written authorization. Notwithstanding the foregoing provisions of this Section 9.2, Licensee shall have no liability for (i) any infringement claims alleging infringement by any completed equipment or any assembly, circuit, combination, method or process in which any of the Licensee Technology may be used but not covering the Licensee Technology standing alone; or (ii) any modification of the Licensee Technology, or part thereof, (unless such modification was made by or at the written request of Licensee) where such infringement would not have occurred but for such modifications; or (iii) any suits or proceedings covered under Section 9.6 below. Licensee shall keep Licensor informed of, and consult with Licensor in connection with the progress of each Licensor Claim; and Licensee shall not have any right, without Licensor's written consent, to settle any Licensor Claim if such settlement arises from or is part of any criminal action, suit or proceeding or contains an acknowledgment of any liability on the part of any Licensor Affiliate. Licensor shall have the right, in its absolute discretion, to employ at its own expense attorneys of its own choice and subject to the foregoing, to participate in the defense of any Licensor Claim.

     9.3. REPRESENTATIONS AND WARRANTIES OF LICENSOR. Licensor represents and warrants that (A) it has the right, power and authority to enter into this Agreement and to fully perform its obligations under this Agreement and (B) the making of this Agreement by it does not violate any agreement existing between it and any other person or entity and (C) as of the Effective Time, Licensor is a wholly owned subsidiary of TWDC.

     9.4. DISCLAIMER OF WARRANTIES. Except for the express warranties set forth in this Section 9, neither party makes any warranties, express, implied, statutory or otherwise, with respect to the subject matter hereof. THE PARTIES SPECIFICALLY DISCLAIM THE IMPLIED WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE.

     9.5. LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE UNDER OR IN CONNECTION WITH THIS AGREEMENT FOR ANY LOSS OF PROFIT OR ANY OTHER INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, PUNITIVE OR OTHER INDIRECT DAMAGES OF ANY NATURE, FOR ANY REASON, INCLUDING WITHOUT LIMITATION THE BREACH OF THIS AGREEMENT EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING PROVISIONS OF THIS SECTION 9.4 WILL NOT OPERATE TO LIMIT EITHER PARTY'S OBLIGATIONS EXPRESSLY ASSUMED IN SECTIONS 9.2 AND 9.6.

     9.6. INDEMNIFICATION BY LICENSOR. Licensor shall defend, at its sole expense, any claim, suit or proceeding brought against Licensee by a third party insofar as such suit or proceeding shall be based upon a claim (A) that if true would be a breach of the representations, warranties or agreements made by Licensor under this Agreement, or (B) a claim that the Licensor Properties or any modifications made by Licensor to the Licensee Technology or part thereof (unless any such modification was made by or at the written request of Licensee) where such infringement would not have occurred but for such modification, violate or infringe any copyright of such third party. Licensor shall pay any damages and costs finally awarded against Licensee, and/or settlement amounts agreed to with respect to any such claim, provided that: (A) Licensor shall have been promptly notified of the suit or claim by Licensee and provided with a copy of each communication, notice or other action relating to said claim; (B) Licensor shall have the right to assume sole authority to conduct the trial or settlement of such claim or any negotiations related thereto at Licensor's expense; and (c) Licensee shall have provided Licensor all information and assistance reasonably requested by Licensor in connection with such claim or suit. Subject to the foregoing, Licensee shall have the right, at its own expense and in its absolute discretion, to employ attorneys of its own choice and to participate in the defense and/or settlement of any claim, suit or proceeding covered under this
Section 9.6.

10.  TERMINATION.

     10.1. TERMINATION BY LICENSOR. Licensor shall have the right to immediately terminate this Agreement upon written notice to Licensee in the event of the occurrence of one or more of the following:

     (A) At the date of the consummation of an acquisition by any person or group (within the meaning of Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934) of 25% or more of the then-outstanding voting equity of Licensee; provided, however, that in the event that such acquisition constitutes a "Triggering Event" (as defined in Section 1 of the "poison pill" share purchase rights plan of Licensee) and the Licensee does not redeem the share purchase rights under the plan, the foregoing percentage shall be calculated assuming that the share purchase rights that would be issued as a result of such Triggering Event are exercised in full pursuant to the "flip-in" provisions of
Section 11(a)(ii) of such plan as of immediately prior to such acquisition.; or

     (B) If Licensee fails to use commercially reasonable efforts to spend (including but not limited to promotional spending) the Investment Amount (as defined below) for the Portal Products (i) by more than fifteen percent (15%) in each of two consecutive fiscal years and (ii) by more than twenty five percent (25%) in the aggregate for that two year period; provided, however, that Licensor's right to terminate this Agreement under this Section 10.1(b) shall terminate upon the earlier to occur of the following after the first three (3) full fiscal years: (x) after Licensee's EBITA (as defined in Section 6) less EBITA attributable to Licensee Revenue Exclusions has been positive for two (2) consecutive fiscal years and (y) ten (10) years after the date first set forth above. As used in this Section 10.1(b), the "INVESTMENT AMOUNT" is the investment amount for a fiscal year approved by a unanimous vote of the Advisory Committee. The parties have agreed on the following initial Investment Amounts for the first three fiscal years: (A) $40,500,000 in the first full fiscal year, (B) $58,300,000 in the second full fiscal year and (C) $64,800,000 in the third full fiscal year. If
(i) in any of the first three full fiscal years after the date hereof, the Investment Amount is not approved by a unanimous vote of the Advisory Committee by the last day of the preceding fiscal year, then, until a new Investment Amount is approved, the corresponding year of the initial Investment Amounts set forth above will remain in effect and (ii) after the first three years, if an Investment Amount for any fiscal year is not approved by a unanimous vote of the Advisory Committee by the last day of the preceding fiscal year, then, until a new Investment Amount is approved, the Investment Amount for the immediately preceding fiscal year will remain in effect (or, if no Investment Amount is approved in the first three years, the last year of the initial Investment Amount will remain in effect), and in each case in clause (ii), increased in an amount equal to 50% of the increase in the projected revenue growth for the Portal Products between the current fiscal year and the subsequent fiscal year, provided, that, if such projected revenue growth is a negative number, such aggregate amount shall be increased in an amount equal to the percentage increase or decrease in the Consumer Price Index for Urban Wage Earners and Clerical Workers [All Urban Consumers], U.S. City Average (1982-84=100] Unadjusted, all items index, published by the Bureau of Labor Statistics, United States Department of Labor (the "CPI Factor") for the preceding twelve-month period. In the event that the Advisory Committee cannot agree on a projected revenue growth for the Portal Products for a particular fiscal year, the Investment Amount for such fiscal year shall be increased in an amount equal to the actual growth rate in revenue for the Portal Products between the prior two fiscal years. If such growth rate is a negative number, such Investment Amount shall be adjusted by the CPI Factor. In each year, the Investment Amount adjusted as provided above shall be the baseline for any adjustments for the subsequent year.; or

     (C) In the event that Licensee files a petition in bankruptcy through a decision of the majority of Licensee's Disinterested Directors (as defined in that certain Governance Agreement by and between the parties of even date herewith) or is adjudged bankrupt or is placed in the hands of a receiver.


     (D) Except as expressly provided in this Section 10.1, Licensor shall have no right to terminate this Agreement or the rights or licenses set forth herein.

     10.2. TERMINATION BY LICENSEE. Licensee shall have the right to immediately terminate this Agreement upon written notice to Licensor in the event that Licensor makes any assignment for the benefit of creditors or files a petition in bankruptcy or is adjudged bankrupt or becomes insolvent or is placed in the hands of a receiver.

     10.3 GRANT OF LICENSE OF LICENSEE TECHNOLOGY. In the event of and effective upon the effective date of termination of this Agreement by Licensor pursuant to Section 10.1(a), (b) or (c) above, Licensee grants to Licensor the license set forth in Exhibit B on the terms and conditions set forth in Exhibit B.

     10.4. EFFECT OF TERMINATION. Sixty (60) days after the effective date of termination pursuant to Section 10.1, all rights granted to Licensee under or pursuant to this Agreement shall terminate. The following provisions of this Agreement shall survive expiration or termination of this Agreement for any reason: 5, 7, 8, 9, 10.3, 10.4, and 11.

11.  GENERAL PROVISIONS.

     11.1. NOTICES. All notices which either party is required or may desire to serve upon the other party shall be in writing, addressed to the party to be served as follows:

     (A)  if to Licensor:

               The Walt Disney Company
               500 South Buena Vista Street
               Burbank, California  91521
               Attention:  Thomas O. Staggs
               Telephone:    (818) 560-6977
               Facsimile:    (818) 846-8726

               with a copy to:

               Buena Vista Internet Group
               500 S. Buena Vista Street
               Burbank, California  91521
               Attention:    Jake Winebaum
               Telephone:    (818) 623-3300
               Facsimile:    (818) 623-3304

     (B)  if to Licensee:

               Infoseek Corporation
               1399 Moffett Park Drive
               Sunnyvale, California  94089
               Attention:    Harry M. Motro, President
                             Andrew E. Newton, Esq.
               Telephone:    (408) 543-6000
               Facsimile:    (408) 734-9350

     (C)  with a copy to:

               Wilson Sonsini Goodrich & Rosati
               650 Page Mill Road
               Palo Alto, California  94304
               Attention:  David J. Segre
               Telephone:  (650) 493-9300
               Facsimile:  (650) 496-7556

     Any such notice may be served by courier, facsimile (provided oral confirmation of receipt is immediately obtained or a hard copy is concurrently sent by national overnight delivery service) or national overnight delivery service. Notice shall be deemed served upon personal or courier delivery or upon the date sent.

     11.2. ENTIRE AGREEMENT. This Agreement, together with the exhibits attached hereto constitutes the complete understanding and agreement between Licensor and Licensee with respect to the transactions contemplated herein.

     11.3. WAIVER. No waiver of any provision of this Agreement or relating thereto shall be effective, except pursuant to a written instrument signed by the party waiving compliance.

     11.4. NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement is intended or shall be construed to give any person, other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

     11.5. ASSIGNMENT. This Agreement may not be assigned by a party hereto, by operation of law or otherwise, without the other party's prior written consent, in its sole discretion; provided, however, that either party may assign this Agreement to its parent corporation or any entity of which its parent owns at least 80% of the voting equity.

     11.6. FURTHER ASSURANCES. Licensee agrees to do and perform all such further acts and things and shall execute and deliver such other agreements, certificates, instruments and documents necessary or that Licensor may deem advisable in order to carry out the intent and accomplish the purposes of this Agreement and to evidence, perfect or otherwise confirm Licensor's Licensee's rights hereunder.

     11.7. SEVERABILITY. If any of the provisions of this Agreement shall be adjudged by a court of competent jurisdiction to be void, such provision shall apply with such modifications as may be necessary to make it valid and effective.

     11.8. GOVERNING LAW, FORUM AND JURISDICTION. This Agreement shall be governed by the laws of the State of California without giving effect to principles of conflicts of law. Any action arising out of or relating to this Agreement shall be filed only in the courts of the State of

California for the County of Los Angeles, or the United States District Court for the Central District of California. The parties hereby consent and submit to the personal jurisdiction of such courts for the purposes of litigating any such action.

     11.9. REMEDIES. Except as expressly provided herein, either party hereto shall have all rights and remedies available to it in the event of a breach of this Agreement by the other party, including without limitation the right to seek specific performance of the terms hereof and injunctive relief in respect of any such breach by the other party. All remedies provided for herein shall be cumulative, and the exercise of any particular remedy by a party shall not limit or preclude the exercise of any other remedy available to such party.



IN WITNESS WHEREOF, the duly authorized representatives of each of the parties hereto have executed this Agreement as of the day and year first written above.


DISNEY ENTERPRISES, INC.                INFOSEEK CORPORATION

 /s/ Kevin A. Mayer                      /s/ Harry M. Motro
-------------------------               ---------------------------
Name:  Kevin A. Mayer                   Name:  Harry M. Motro
Title: Sr. Vice President               Title: President and CEO

                                   EXHIBIT B

                    TERMS OF LICENSE OF LICENSEE TECHNOLOGY


     1.   GRANT OF LICENSE.

     (A) Licensee grants to Licensor and its Affiliates a nonexclusive, nontransferable, royalty-free, perpetual right to utilize the Licensee Technology (along with the source code and related documentation which shall be delivered to Licensor within ten (10) days of the effective date of this license) solely in the development, production, operation and distribution of the Portal Products (as such service may be operated by Licensor and its Affiliates), to the extent that Licensee owns or controls such Licensee Technology as of the effective date of termination of this Agreement by Licensor under Section 10.1(a), (b) or (c) and to the extent that the Licensee Technology is actually being utilized by Licensee in the development, production or distribution of Portal Products within one year before such date. For purposes of this Section 1(a), "control" means the ability to grant the licenses set forth herein without payment of royalties or other consideration to third parties; provided, that if any technology would be included in the definition of Licensee Technology but for the obligations of Licensee to pay such royalties or other consideration, Licensor shall be entitled to pay such royalties or other consideration and include such technology in the license granted herein.

     (B) Licensor agrees that it will not: (i) sublicense the Licensee Technology (except as necessary for the development of the Portal Products, in which case Licensor agrees that it will not sublicense the Licensee Technology to any competitors of Licensee); (ii) decompile, disassemble, reverse engineer or otherwise attempt to derive source code from the Licensee Technology, in whole or in part; (iii) modify or prepare derivative works of the Licensee Technology, except to the extent necessary or desirable for the production, distribution, operation, development and exploitation of the Portal Products (and such derivative works shall be owned by Licensor); (iv) copy the Licensee Technology (except for one (1) copy to be used by Licensor for back up purposes only); or (v) use the Licensee Technology for the benefit of or on behalf of any third party or otherwise on a service bureau basis. As used in this Section 1(b), "competitor" means Yahoo, Excite, Lycos, CNET, Netscape, Microsoft and America Online and their respective Affiliates and successors and any other entity a substantial portion of whose revenue is derived from internet or intranet search and directory activities.

     (C) Licensor shall have the right to fully integrate the Licensed Technology into the Portal Products.

     (D) All rights not specifically and/or expressly granted by Licensee to Licensor are hereby reserved by Licensee.

     2.   MAINTENANCE AND SUPPORT.

     (A) For so long as Licensor pays to Licensee the consideration required under Section 2(b) below but in no event more than five (5) years after the effective date of this license, the rights granted in Section 1 above shall include all "Upgrades" to the Licensee Technology. For purposes of this section, "Upgrades" shall mean updates and enhancements to the Licensee Technology which are prepared by or for Licensee for commercial use and not for testing.

     (B) In consideration for the right to such Upgrades, Licensor agrees to pay to Licensee royalty rates which are as favorable as those then offered to any third party, and further agrees to similar terms and conditions as those agreed to by the most favorably treated third party; provided however, that if Licensee does not offer any or all or any such Upgrades to the Licensee Technology for license to any third party, the license granted hereunder shall be offered at fair market rates, as reasonably determined by the parties based on the license rates for similar technology.

     (C) Unless agreed in writing by the parties, this Agreement does not include, and Licensee shall have no obligation to provide to Licensor, any support or technical assistance.

     3.   TERMINATION.

     (A) If either party materially breaches any material term or condition of this Agreement and fails to remedy such breach within a period of thirty (30) days after written notice of such breach is given to it by the other party, such other party may terminate this Agreement immediately upon written notice.

     (B) In the event of termination of this Agreement, (i) all rights and licenses granted herein shall automatically terminate, (ii) Licensor shall ship to Licensee, within thirty (30) days, all tangible items in its possession which contain any Licensee Technology and shall promptly erase all copies of the Licensee Technology from computer memory, and (iii) Licensor shall cease to utilize any Licensee Technology.

     4. CONFIDENTIALITY. Licensor agrees to keep confidential all Licensee Technology, not to use any Licensee Technology except as set forth herein, and not to disclose any Licensee Technology to any third party (except as necessary in connection with a permitted sublicense, subject to confidentiality provisions and the right of Licensee to audit such third party's compliance with such confidentiality provisions). Without limiting the foregoing, Licensor shall use at least the same degree of care which it uses to prevent the disclosure of its own confidential information of like importance (which, in the case of source code, is of the utmost importance) to prevent the disclosure of Licensee Technology. Licensor shall promptly notify Licensee of any actual or suspected misuse or unauthorized disclosure of Licensee Technology.

     5. DISCLAIMER OF LIABILITY. IN NO EVENT SHALL LICENSEE BE LIABLE UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE LICENSE FOR ANY

LOSS OF PROFIT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, PUNITIVE OR OTHER INDIRECT DAMAGES OF ANY NATURE FOR ANY REASON, INCLUDING WITHOUT LIMITATION BREACH OF THIS AGREEMENT AND EVEN IF LICENSEE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     6. DISCLAIMER OF WARRANTIES. LICENSEE MAKES NO WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE WITH RESPECT TO THE LICENSEE TECHNOLOGY AND LICENSEE SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

     7. REPRESENTATIONS AND WARRANTIES. The provisions of Section 9 apply to this Exhibit B.

     8.   MISCELLANEOUS.  The provisions of Section 11 apply to this Exhibit B.